Exhibit 4.2

Adlai Nortye Ltd. - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share capital is US$50,000 divided into

(i)	434,709,000 Class A Ordinary Shares of a par value of US$0.0001 each,
(ii)	16,990,000 Class B Ordinary Shares of a par value of US$0.0001 each,
(iii)	48,301,000 Undesignated shares of par value of US$0.0001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof .

EXECUTED for and on behalf of the Company on

by:

DIRECTOR